April 14, 1997


To:  1043133 Ontario Inc.
     Fifth Dimension (Barbados) Inc.
     Merlin Sierra, Inc.
     Fifth Dimension Communications (1996) Corporation

     c/o Douglas Duncan
     2500 Dan Reid Drive
     Ottawa, Ontario
     K1H SP5


Dear Mr Duncan:


This letter sets forth certain terms upon which New Frontier Media, Inc., a Colorado Corporation, ("New Frontier") is interested in acquiring certain assets and services from the above-noted companies. Such assets shall be acquired by a wholly-owned subsidiary company to be formed by New Frontier for such purpose, which company will be a Nevada corporation tentatively named "Nevada Satellite Broadcasting, Inc. (the "Purchaser"). The Purchaser shall not acquire any stock or shares of any of the above-noted companies.


Definitions
-----------

In this letter:

     "5DB" means Fifth Dimension (Barbados) Inc., a Barbados corporation;

     "Adult Companies" means 5DB, Merlin and XTC;

     "Adult Movies Business" means all any present or contemplated satellite broadcast services on television or any other medium, including cable and the Internet, which broadcasts, replays, and/or otherwise exploits feature length adult programming and all related promotional content and other programming of a non-rated or X-rated nature and whose main theme embodies nudity and sexually explicit material between consenting adults and such other related business assets as are necessary for the operation thereof as are as set forth in the Valuation. This shall include the services and advertising and promotional materials for broadcast services currently operating under the trade names "Exxxtasy", "True Blue", and "Venus" and any other similar contemplated services;

     "Closing" means the closing of the Transaction and "Closing Date" means the date on which the Closing takes place;

     "Communications," means Fifth Dimension Communication (1996) Corporation, a Canadian company;

     "Merlin" means Marlin Sierra, Inc., a California corporation;

     "Ottawa Call Center" means the subscription arid pay-per-view call center at Ottawa now operated by the Adult Companies;

     "Subject Assets" means:

     (a) any and all trademarks, proprietary rights and other intellectual property rights owned by the Adult Companies or any of them and associated with the Adult Movies Business Assets. These include, but are not necessarily limited, to trade names, trademarks and/or service marks. Without limiting the generality of the foregoing, it is understood that the trade names and marks "Venus" and "Venus TV" are not owned by the Adult Companies and will not be available for use at the Closing;

     (b) (subject to the provisions related thereto below in this letter) equipment and necessary technology (the "Uplink Equipment") for the operation of a satellite operation uplink facility (the "Uplink
          Facility") at a suitable location in Nevada to be chosen by New Frontier. The Uplink Equipment shall be in operating order and shall be substantially similar in condition and function to the equipment and technology (the "Ottawa Uplink Equipment") currently being used by the Adult Companies at its uplink facility in Ottawa, Ontario (the "Ottawa Uplink Facility");

     (c) all hardware and equipment now used at the Ottawa Call Center (which shall be delivered to the Purchaser forthwith after the Purchaser ceases to make use of the Ottawa Call Center) a fully paid, royalty free license to use one copy of the "First Link" subscription management software now used at the Ottawa Call Center, and an assignment of licenses for any third party software used in connection with the Ottawa Call Center.

     (d) any and all rights the Adult Companies may have in adult programming in any format (including master tapes) including feature length films and other films that contain motion picture material that is non-rated or X-rated and whose main theme embodies sexually explicit material between consent adults, and all promotional materials and programming related thereto. No representation or warranty is made with respect to the transferability or assignability of such programming to New Frontier.

     (e) all programming developed by or on behalf of the Adult Companies to market and advertise the Adult Movie Business. No representation or warranty is made with respect to the transferability or assignability of such programming to New Frontier;

     (f) all subscriptions for Adult Movie services at Closing, all subscriber lists, past and present, and any other marketing data related thereto, which is in the possession of the Adult Companies;

     (g) a complete list of all advertisers, marketing partners and vendors used by the Adult Companies in relation to the Adult Movies Business and related services, with contact names, mailing addresses, and phone and fax number; and

     (h) all rights the Adult Companies have in 1-800 phone numbers used in the Adult Business and in any World Wide Web addresses and websites used in the Adult Business;

     "Transaction" means the transaction(s) contemplated in this letter;

     "Uplink Moving/Installation costs" means the sum of all costs of equipment to be included in the Uplink Equipment, all labor costs and related expenses necessary for the installation of the Uplink Equipment (including incurred travel, long-distance, accommodation, and meal costs), and all customs, duties, taxes, and tariffs relating to the importation of equipment and technology in the United States;

     "Valuation" means the Valuation of Adult Companies as of March 31, 1997 previously provided by the Adult Companies to New Frontier; and

     "XTC" means 1043133 Ontario Inc., an Ontario corporation.


Proposed Acquisition
--------------------

General. The Purchaser proposes to acquire the Subject Assets from the Adult Companies. In addition, the Purchaser shall acquire subleases for certain satellite transponders (as described below) and certain services to be provided by the Adult Companies (as described below). The Purchaser shall honor all unfulfilled customer subscriptions in existence at Closing (without credit from the Adult Companies for unearned, prepaid subscription revenue), provided that no subscriptions shall extend for a period of more than 12 months after Closing.

Closing. The Closing shall be 30 June 1997 or sixty (60) days after the execution of a definitive asset purchase agreement and any ancillary agreements, whichever last occurs. The parties will cooperate in establishing a schedule of important dates and deadlines related to the completion of the Transaction.

Uplink. As part of the acquisition and the purchase price to be paid therefor, the Adult Companies shall provide and install (in operating order) the Uplink Equipment at the Uplink Facility. It is anticipated that the location of the Uplink Facility will be near Las Vegas, Nevada. The Adult Companies shall be responsible for all Uplink Moving/Installation Costs. All costs associated with the acquisition, preparation and necessary approvals and licenses for the Uplink Facility (excluding the Uplink Equipment and Uplink Moving/Installation Costs) shall be borne by the Purchaser. A complete list of the Uplink Equipment shall be included as a schedule to the definitive asset purchase agreement. To the extent that the Purchaser wants equipment and technology at the Uplink Facility that is not similar to the Ottawa Uplink Equipment, the Purchaser shall be responsible for all costs related to the acquisition and installation thereof.

     Communications  and the  Purchaser  shall  enter into an  "Uplink  Services
Agreement" pursuant to which Communications will provide the services to supervise the installation of the Uplink Equipment at the Uplink Facility and to assist in acquiring the licenses and approvals necessary for operation of the Uplink Facility. In addition, an employee of Communications will be made available, at the Purchaser's expense (but with mark-up by Communications), on a full-time basis to manage the Uplink Facility during its first month of operations and for a one-week period during each of the following six months. All travel, living and other incidental costs associated with such services shall be paid for by the Purchaser. The uplink Services Agreement shall be terminable at the option of the Purchaser at any time and shall include a provision that requires the Purchaser to pay $100,000 to Communications if the Purchaser or a related entity hires any employee or ex-employee of Communications on or before the 2nd anniversary date of the Closing Date.

Call Center. The Adult Companies agree to receive and process subscriber calls from the Ottawa Call Center for a period of up to nine (9) months from the Closing, at a flat, prepaid monthly rental of US$275,000 and on other terms to be negotiated in a "Call Center Agreement". The Purchaser shall give the Adult Companies sixty (60) days prior written notice of its intention to terminate its use of the Ottawa Call Center prior to the end of the said nine (9) month period.

Transponders. Communications and Barbados agree, as set forth below, to provide the Purchaser with sublease rights (pursuant to "Transponder Sublease Agreements") for four (4) satellite transponders to be used for the Adult Movie Business after Closing. Three (3) of the transponders will be suitable for adult movie channels and one (1) will be suitable for advertising or "barker" programming. The amounts to be paid by the Purchaser for such rights shall not exceed the actual costs paid or required to be paid by the sublessor therefor, with the exception that the Purchaser shall bear any additional costs or expenses associated with upgrading the rights and interests in the particular transponders (for example, to a "Silver Service"). Provided that they are operation, the transponders to be provided shall include two (2) T5 transponders (supplied by Barbados), one (1) additional T5 transponder (if rights thereto can be acquired for such purpose by Barbados) or one suitable replacement therefor (if such T5 transponder cannot be so acquired), and one (1) T4 transponder (supplied by Barbados). Until the successful launch of the T5 satellite or a replacement therefor, the Purchaser shall be entitled to sublease the transponders now used in relation to the Adult Movie Business.

The Transponder Sublease Agreements shall be on the same terms and conditions as the sublessor thereof has leased the applicable transponders, except that payments shall be due five (5) working days before the date on which the sublessor is required to pay the same. The Purchaser shall be entitled to the same renewal rights in respect thereof as the sub lessor may have. New Frontier will guarantee all obligations of the Purchaser under the Transponder Sublease Agreements. The Transponder Sublease Agreement shall require the Purchaser to provide to the sublessor a security deposit equal to (and on the same terms as) the security deposit paid by the sublessor to the lessor of the applicable transponder or (if the sublessor has not then made a security deposit) in an amount equal to the monthly lease rate for the transponder under the applicable sublease.

To the extent that Communications may obtain rights in any transponders on Nahuel, AsiaSat and Intersat satellites and desire to sublease all or a portion thereof for use in adult movie programming, Communications shall give the Purchaser a right of first refusal to obtain such sublease on terms typically offered by Communications to its customers, which right must be exercised by the Purchaser within seven (7) days after notice of such opportunity is given to the Purchaser by Communications.


Key Payment Terms
-----------------

In consideration for the Transaction, the Adult Companies shall receive the following:

     (a) US$3,500,000 on Closing, including a US$100,000 deposit which shall be paid to the Adult Companies upon execution of the definitive asset purchase agreement (which deposit shall be held in escrow by a mutually agreed upon third party lawyer in Ottawa, Ontario and shall be non-refundable if the Transaction does not close, unless the failure to close is solely attributable to breach of the definitive asset purchase agreement by the Adult Companies);

     (b) the greater of (i) shares in the stock of New Frontier having a value of US$3,400,000 (calculated on the basis of the weighted-average trading price of the stock on the last dy stock was traded by arms-length third parties (excluding New Frontier and its directors, officers, and employees, and their relatives) prior to the Closing
          Date) and (ii) 840,000 such shares. It is understood that these shares of stock and the warrants (describe in paragraph (c) below) and issuable shares therefrom have not been or will not have be registered under the Securities Act of 1933 or applicable state securities laws and shall not be sold, pledged, hypothecated, donated or otherwise transferred (whether or not for consideration) by the holder except on the issuance to New Frontier of a favorable opinion of counsel, in each such case, to the effect that any such transfer shall not be in violation of the Securities Act of 1933 or the applicable state securities laws:

     (c) warrants to purchase sufficient shares in the stock of New Frontier so that if all warrants were exercised the total stock owned by the Adult Companies would represent 20% of the issued stock of New Frontier. Such warrants shall be exercisable at the weighted-average trading price of the stock on the last day stock was traded by arms-length third parties (excluding New Frontier and its directors, officers, and employees, and their relatives) prior to the Closing Date, which warrants shall not be assignable without the prior consent of New Frontier;

     (d) a promissory note from the Purchaser, guaranteed by New Frontier, for a face value of US$1,000,000, and secured by a second charge against the assets of the Purchaser and guaranteed by New Frontier. The term of the note shall be three (3) years, at the end of which the full principal amount of the Promissory Note shall be payable. Interest shall be paid at the end of the first year and thereafter shall be payable on a monthly basis until the Promissory Note is paid in full. Interest shall be calculated at the rate of prime plus one percent (1%), based on the prime rate of Bank One, but in no event shall be greater than nine percent (9%) per annum or less than six percent (6%) per annum; and

     (e) the Adult Companies shall be entitled to the any and all Formula Profits of the Purchaser exceeding US$ 2 million in the first 12 months of the Purchaser's operations after the Closing. "Formula Profits" shall equal the total revenue derived from operations less the actual operating costs, provided the actual operating costs related to the Adult Movie Business do not exceed 125% of the projected costs set forth in the Valuation. The Formula Profits shall be payable by not later than 90 days after the end of such 12 month period.


Other Provisions
----------------

Directors. The Adult Companies shall be entitled to appoint at least one member of the Board of Directors for New Frontier. In addition to the appointed board member, the Adult Companies shall be entitled to have one additional non-voting representative receive notice of and attend and participate at New Frontier board meetings; such representative shall enjoy all the rights and privileges of board members except for the right to vote and shall have all of his reasonable travel and lodging costs (related to attendance at board meetings) paid for by New Frontier.

Non-Competition. The Adult Companies, their directors, officers and shareholders (including Douglas Duncan, Stuart Duncan and Daniel Bender) agree to enter into "Non-Competition Agreements" in which they agree not to directly or indirectly engage or participate in any business that directly or indirectly will compete or otherwise participate in the distribution production or broadcasting of Adult Programming in any geographic being served be the Purchaser. Adult programming shall be defined as the motion picture material in any format that is of a non-rated or X-rated nature and whose main theme embodies sexually explicit material between consenting adults.

Financial Statements. The Adult Companies will provide audited financial statements for the 12 month period ending 30 June 1997 (including a balance sheet at such date and statements of earnings for the years ended on 30 June 1996 and 1997 as required for SEC filings). The definitive asset purchase agreement shall contain a price adjustment clause to deal with increases or decreased in the consideration payable in respect of the Transaction if the audited pre-tax profits for the period ending 30 June 1997 are more or less than US$2,000,000 after the following adjustments thereto are made:

     (a) add-back of salaries and benefits paid to Douglas Duncan and his assistant Nina Frid, Stuart Duncan and Dan Bender, which in the aggregate are in excess of $200,000;

     (b) add-back of salaries and benefits, and termination costs, related to Judith Christou, Richard Latham, and Nina Frid, and termination costs related to other employees;

     (c) an adjustment so that the average monthly cost of movies is reduced to US$75,000;

     (d) add-back of amounts paid to VTV and expenses in the accounts of an Adult Company;

     (e) add-back of amounts paid to lawyers in connection with this and previous acquisitions and proposed acquisitions of or by the Adult Companies or any of them (including the acquisition of Merlin Sierra);

     (f) add-back of the amount (if any) by which the transponder costs incurred in January 1997 exceeded the average monthly transponder costs over the preceding 3 months;

     (g) add-back of promotional and entertainment costs related to the corporate suite at the Corel Centre in Ottawa;

     (h)  add-back  of  payments  made  to  Jeff  Gold,  Galaxy   Communications
          International Inc. and Surmount Inc. which payments have been expensed in the accounts of 5DB;

     (i) add-back of all costs related to the Valley Center office, including rent paid to Dan Bender and salaries and termination allowances paid to staff of such office;

     (j) add-back of automobile lease payments made on behalf of Douglas Duncan and Stuart Duncan;

     (k) add-back of payments made to RocketSoft, Inc. for services provided by Denis Dagernais;

     (l)  add-back of interest paid on Best Bank loan (regarding Merlin Sierra);

     (m)  add-back of payments made to On-line  Enterprises and Jack Michaelson;
          and

     (n) add-back of AT&T telephone penalty for not meeting contractual commitment.

New Frontier will guarantee all payments to be made by the Purchaser under the terms of the definitive asset purchase agreement and other ancillary agreements and such guarantee shall be secured by a charge against New Frontier's assets that ranks subordinate only to a charge, if any, in favour of New Frontier's principal bankers.

Ancillary Agreements
--------------------

The parties acknowledge and agree that the anticipated acquisition will require several ancillary agreements, including without limitation the Call Center Agreement, the Transponder Sublease Agreements, the Uplink Service Agreement, and Non-Competition Agreements (referred to above).

In addition, the Purchaser will enter into a one year employment contract with Daniel Bender. The total compensation (salary, benefits and other compensation) to be paid under that employment contract shall be US$100,000.00. Mr. Bender will not be required to relocate to provide services under such contract.

In addition, the Purchaser will enter into an "Audio/Visual Production Agreement" with Diorio Productions Inc., in which the Purchaser agrees to purchase Cdn$30,000 per month worth of interstitial programming for its adult channels for the period of nine (9) months following the Closing.


General
-------

This letter is intended to outline and clarify what we believe to be our mutual understandings concerning the general terms and conditions of this proposed transaction. Additional issues will need to be discussed and negotiated. The willingness and ability of the parties to complete the proposed transaction depend upon:

     (a) the ability of New Frontier to successfully finance the proposed acquisition;

     (b) the successful completion of a pre-closing due diligence review by all parties (and, in that regard, the parties agree to execute confidentially agreements prohibiting the use of any confidential information obtained during the due diligence investigation or otherwise from being used in any manner except for the limited purpose of due diligence investigation and evaluating the Transaction). The definitive asset purchase agreement will require the parties to represent and warrant that all information and materials provided during the due diligence process is true and accurate; and

     (c) the entering into of a definitive asset purchase agreement and other ancillary agreements to be negotiated between the applicable parties.

     Assuming you find the consents of this letter to be acceptable, please sign and acknowledge the same below on or before 15 April 1997.

     This letter and the acknowledgement and acceptance below may be signed in one or more counterparts.


                                                     Sincerely,

                                                     New Frontier Media, Inc.


                                                     /s/ Mark H. Kreloff
                                                     Mark H. Kreloff
                                                     President


Acknowledged and accepted this 14th day of April, 1997 on behalf of 1043133 Ontario Inc., Fifth Dimension (Barbados) Inc., Merlin Sierra, Inc., and Fifth Dimension Communications (1996) Corporation.



                                                     /s/ Douglas Duncan
                                                     ---------------------------
                                                     Douglas Duncan



                                                     /s/ Stuart Duncan
                                                     ---------------------------
                                                     Stuart Duncan